Chemtura Names Stephen Forsyth CFO

MIDDLEBURY, CT - April 9, 2007 - Chemtura Corporation (NYSE: CEM) has appointed
Stephen C. Forsyth as executive vice president and chief financial officer, effective April 30.

Announcing the appointment, Chairman and CEO Robert L. Wood said, “Stephen is a proven financial and operating executive with more than 25 years of experience and a demonstrated track record of operational finance, cash generation and bottom-line improvement.”

Forsyth, 51, will succeed Karen R. Osar as executive vice president and chief financial officer, whose retirement from the company was effective March 30.

“We appreciate Karen’s significant contributions over the last three years and wish her a long and happy retirement,” Wood said.

Kevin V. Mahoney, Chemtura’s senior vice president and corporate controller, is serving as interim CFO pending Forsyth’s arrival from Hexcel Corporation, a leading advanced structural materials company where he most recently served as executive vice president and chief financial officer.

Forsyth was instrumental in designing and implementing business consolidation programs and growth strategies that resulted in a significant increase in revenues for Hexcel. In particular, he secured financing for and managed the financial integration of several key acquisitions to diversify the company’s markets, optimized Hexcel’s capital and cost structures, and launched a global restructuring plan.

Forsyth also has 16 years of operating management experience with Hexcel, including serving as vice president of international operations, responsible for one third of Hexcel’s sales, assets and employees, and serving as manager of various resins and chemicals businesses and international divisions.

A native of England, Forsyth completed his undergraduate degree at the London School of Economics and Political Science, joined Lloyds Bank, and then completed his MBA at the London Business School.

Chemtura Corporation, with 2006 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection, and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.